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                         MASTER AIRCRAFT LEASE AGREEMENT
                             WITH OPTION TO PURCHASE



      This MASTER AIRCRAFT LEASE AGREEMENT WITH OPTION TO PURCHASE (hereinafter referred to as the "Agreement") is made and entered into as of the 30th day of September, 2001 (the "Effective Date") by and among Global Air Rescue, Inc. ("GAR"), a Delaware Corporation, and Air Response North, Inc. ("ARN"), a Florida Corporation (hereinafter collectively referred to as "Lessors") and Global Air Charter, Inc., (hereinafter referred to as "Lessee"), together, the "Parties."

      WHEREAS, Lessee desires to lease aircraft for use in its business, and is a licensed and certificated air carrier under the provisions of Federal Aviation Regulations Part 135, 14 C.F.R. Section 135 ET. SEQ. (hereinafter "Part 135" or "135"); and

      WHEREAS, Lessors desire to lease to Lessee and Lessee desires to lease from Lessors any number of those certain aircraft (collectively referred to herein as the "Aircraft") described herein below, subject to the requirements of Federal Aviation Regulations 14 C.F.R. Sections 91 and/or 135 and the provisions and conditions contained herein, and

      WHEREAS, Lessors desire to grant Lessee an option to purchase the Aircraft, and Lessors wish to sell, convey, or otherwise transfer to Lessee all of Lessors' right, title, and interest in the Aircraft should Lessee exercise said right to purchase, at Lessee's sole and absolute discretion; and

      WHEREAS, Lessors are the registered owner of the Aircraft, and have the right to lease and/or convey the Aircraft, together with the engines, and all appliances, parts, instruments, avionics and appurtenances thereto, including any replacement part(s) or engine(s) which may be installed on the Aircraft from time to time, and all logs, manuals, and other records relating to the Aircraft,

      NOW THEREFORE, the Parties hereby agree as follows:

      1.    DEFINITIONS

            1.1 "Flight Hours" as used herein shall mean those flight hours during which the Aircraft are used in flight as recorded in the Aircrafts' flight log and maintenance records for each flight leg, segment, or daily accrued total of flight hours.

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            1.2   "Flight" as used herein shall mean any flight during which any of the Aircraft are operated pursuant to this Agreement.

            1.3   "FAA" as used herein means the Federal Aviation
Administration.

      2.    AIRCRAFT

            2.1 Pursuant to the terms stated herein, Lessors hereby lease to Lessee and Lessee hereby leases from Lessors that certain aircraft described as follows:

                  FAA Registration No.:   N700FC
                  Manufacturer:           Learjet, Inc.
                  Aircraft Serial No.:    25B-082
                  Model:                  25B
                  Engines:                General Electric CJ-610-6
                                          251-244A 251-238A
                  Hourly Rate:            $400.00 USD per Flight
                                          Hour. This Aircraft shall be
                                          operated by Lessee for twenty
                                          (20) minimum Flight Hours
                                          ("Minimum Flight Hours") in the
                                          aggregate per month for each
                                          month, provided, however, that
                                          the Aircraft is available,
                                          airworthy, and operational for
                                          at least fifteen (15) days of
                                          each calendar month.

                  FAA Registration No.:   N444WW
                  Manufacturer:           Learjet, Inc.
                  Aircraft Serial No.:    25D-283
                  Model:                  25D
                  Engines:                General Electric CJ-610-8A
                                          E211-149A E211-144A
                  Hourly Rate:            $400.00 USD per Flight
                                          Hour. This Aircraft shall be
                                          operated by Lessee for twenty
                                          (20) Minimum Flight Hours in the
                                          aggregate per month for each
                                          month, provided, however, that
                                          the Aircraft is available,
                                          airworthy, and operational for
                                          at least fifteen (15) days of
                                          each calendar month.

                  FAA Registration No.:   N140GC
                  Manufacturer:           Learjet, Inc.
                  Aircraft Serial No.:    25D-225
                  Model:                  25D
                  Engines:                General Electric CJ-610-6
                                          251-788A 251-790A
                  Hourly Rate:            $400.00 USD per Flight
                                          Hour. This Aircraft shall be
                                          operated by Lessee for twenty
                                          (20) Minimum Flight Hours in the
                                          aggregate per month for each
                                          month, provided, however, that
                                          the Aircraft is available,
                                          airworthy, and operational for
                                          at least fifteen (15) days of
                                          each calendar month.




                  FAA Registration No.:   N75GC
                  Manufacturer:           Beechcraft, Inc.
                  Aircraft Serial No.:    LJ-727

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                  Model:                  C-90
                  Engines:                Pratt & Whitney PT6A-21
                                          24430, 24425
                  Rate: Lessee shall pay to Lessors the fixed Monthly Payment charges described in Exhibit "A" attached hereto, which is incorporated herein by reference as if fully copied and set forth at length, provided, however, that this Aircraft is available, airworthy, and operational for at least twenty (20) days of each calendar month. Said monthly charges shall be apportioned pro-rata in accordance with this Aircraft's availability for any month during which this Aircraft is leased pursuant to this
                                          Agreement and this Aircraft is
                                          not available, airworthy, and
                                          operational for any reason for
                                          the twenty (20) days required
                                          herein.  Lessee may make such
                                          payments directly to any person
                                          or entity that has provided
                                          financing in connection with
                                          Lessors' acquisition and/or
                                          financing of the Aircraft with
                                          notice to Lessors.

                  (Collectively the "Aircraft")

            2.3 Lessee has examined the Aircraft and accepts the Aircraft in its present condition and acknowledges that the Aircraft is suitable for the purposes for which Lessee has leased the Aircraft.

            2.4 During the term of this Agreement the Aircraft shall be stored by Lessee at Lessee's sole discretion, and shall be available for Lessee for operation at Lessee's sole discretion. Lessee shall keep Lessor reasonably apprised of the Aircraft's location.

            2.5 Minimum Flight Hours may be attained individually in connection with each Aircraft or in the aggregate. For example, but without limitation, Lessee shall operate the twenty (20) hours required for each Aircraft that is available as follows: If one (1) of the following Aircraft is available as required by paragraph 2.1 herein (N700FC, N444WW, N140GC), Lessee shall operate 20 Minimum Flight Hours total with all or any of the three Aircraft; if two (2) of the foregoing Aircraft are available as required by paragraph 2.1 herein, Lessee shall operate 40 Minimum Flight Hours total with all or any of the three Aircraft; and if three (3) of the foregoing Aircraft are available as required by paragraph 2.1 herein, Lessee shall operate a minimum of 60 Minimum Flight Hours with all or any of the three Aircraft.

            2.6   Minimum Flight Hours shall not apply to Beechcraft N75GC.

      3.    LEASE TERM

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            3.1   The Agreement term shall begin on October 1, 2001, and shall end on March 31, 2004, unless terminated by Lessee upon written notice provided pursuant to this Agreement.

            3.2 This Agreement shall become effective upon its execution by the Parties. Thereafter, all obligations contained in this Agreement shall be conclusive and binding upon all of the Parties. Accordingly, this Agreement shall no longer be considered executory as of the date that all Parties have affixed their signatures hereto.

            3.3 Lessee may terminate this Agreement upon written notice to Lessors if Lessors are in default of this Agreement, notice of said default has been provided to Lessors in accordance with this Agreement, and Lessors have failed to cure such default within 30 calendar days.

      4.    LEASE PAYMENTS, FEES AND TIME OF PAYMENT

            4.1   FLIGHTS

            Lessee shall pay to Lessors the hourly and/or other charges for each Aircraft as described in Section 2.1 herein for each Flight during which an Aircraft is operated pursuant to this Agreement. Any amounts due Lessors shall be subject to offset and/or credit for any amounts paid on behalf of Lessors by Lessee.

            4.2   TIME OF PAYMENT

            Lessee shall pay to Lessors no later than the tenth (10th) day of each calendar month following the month during which the Aircraft was operated under this Agreement the charges due under this Agreement, subject to the provisions of paragraph 4.1 herein. All amounts and payments shall be paid to Lessors in care of CyberCare, Inc., 2500 Quantum Lakes Drive, Suite 1000, Boynton Beach, Florida, Attn.: Mr. Arthur Kobrin, or at such other place or places as Lessors may from time to time designate by written notice to Lessee.

            4.3   MAINTENANCE AND OPERATING COSTS

                  4.3.1 Lessors shall ensure that the Aircraft is enrolled and maintained on an FAA approved inspection program as required for the Aircraft to be maintained in accordance with the requirements of the manufacturer's approved inspection program, Federal Aviation Regulations, and Lessee's Part 135 Operating Certificate, using FAA and the manufacturer's approved components and procedures.

                  4.3.2 The Parties hereto shall ensure that records on the Aircraft, engines, and systems are maintained in accordance with applicable FAA Regulations and the manufacturer's requirements. Such records shall be considered part of the Aircraft.

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                  4.3.3 Records pertaining to the performance of the Parties obligations hereunder shall be open for inspection and audit wherever such records are maintained in the normal course of business upon reasonable notice throughout the term of this Agreement and for the period ending two (2) years after the termination thereof. The Parties agree not to destroy such records prior to the time when any other Parties right to inspect and audit terminates, and each further agrees to retain such records in accordance with any applicable Federal Aviation Regulation.

                  4.3.4 Lessee shall be financially responsible for the direct costs of operating the Aircraft, including, but not limited to, crew salary and benefits, fuel, oil, and additives, consumable parts and supplies (excluding shipping costs and core charges for replacement parts and components), Aircraft hull and liability insurance, inspection, maintenance and repair, labor, engine and airframe maintenance fees, as applicable, landing, parking, handling, customs, airways, and overflight fees, hangar fees, computer flight plans, navigation, operations, and maintenance publications, catering, supplies, and in-flight entertainment materials, flight support personnel travel expenses incurred in support of the operation of the Aircraft, communications charges and outside computer services related to Aircraft operations and maintenance, passenger ground transportation, and substitute flight support personnel.

                  4.3.5 Lessor shall be responsible, subject to the limitations contained in this Section and in Section 4.3.6 following, for the inspection, maintenance, and repair of the Aircraft, replacement of any defective components, and any expense associated therewith, including the rectification of any discrepancies that are found to exist with respect to the Aircraft. Lessee shall have sole and exclusive discretion in determining what inspection, maintenance, and repair, and the expense associated therewith, shall be conducted with respect to the Aircraft, and the scheduling related thereto.

                  4.3.6 Lessor shall only be responsible under this Agreement for inspection, maintenance, and repair of the Aircraft resulting from normal operations under 14 C.F.R. Sections 43, 91 and 135 ET. SEQ., which shall be deemed to include for the purposes of this Agreement the Aircraft manufacturer's 300, 600, 1200, 1800, 2400 hour interval inspections. Specifically excluded from Lessee's obligations under this Agreement is any obligation, financial or otherwise, to perform or pay for any inspection, maintenance, or repair of the Aircraft that involves, by way of example but without limitation, any major structural repair or alteration of the Aircraft, any

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inspection maintenance or repair of the Aircraft involving the disassembly or
"demate" of the Aircraft fuselage/wing structures, and any modification or alteration of the Aircraft required in connection with modified or newly enacted regulatory requirements of any governmental entity having jurisdiction hereof, such as Reduced Vertical Separation Minima ("RVSM"), unless due to Lessee's, its agents or employees, negligence or misuse in the operation of the aircraft.

      5.    LIMITATIONS ON USE AND OPERATIONAL CONTROL

            5.1 At all times at which the Aircraft is operated by or on behalf of Lessee pursuant to this Agreement, the Aircraft shall be used for operating and conducting flight operations pursuant to the provisions of Federal Aviation Regulations Part 91, 14 C.F.R. Sections 91 and/or 135.

            5.2 Lessee shall not use or allow the Aircraft to be used for the transportation of any substance not approved by any applicable operations specifications.

            5.3   Lessee acknowledges and agrees that it is the holder of a
Part 135 operating certificate and is the operator, as that term is defined within Part 135 of the Aircraft by reason of this Agreement

            5.4 Lessee shall have operational control for all flights conducted under this Agreement. Operational control, as defined in 14 C.F.R. Paragraph 1.1, means the exercise of authority over initiating, conducting, or terminating a flight, subject to the Pilot-in-Command's authority for all safety of flight matters.

      6.    SPECIAL PROVISIONS

            Lessee hereby agrees to comply with the provisions of 14 C.F.R.
Section 91.23, including but not limited to, the following:

            6.1 Prior to operating the Aircraft pursuant to this Agreement, and within six (6) business days after the execution of this Agreement, Lessee shall forward a true and correct copy of this Agreement to:

                  Aircraft Registration Branch
                  Attention: Technical Section
                  P.O. Box 25724
                  Oklahoma City, OK   73125

            6.2 Lessee shall carry a copy of this Agreement aboard the Aircraft at all times and Lessee shall make such copy available to the Administrator of the Federal Aviation Administration upon request.

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            6.3   No later than forty-eight (48) hours prior to the first
flight of the Aircraft pursuant to this Agreement, unless otherwise authorized by such office, Lessee shall notify by telephone or in person the FAA Flight Standards District Office nearest the airport where the first flight of the Aircraft pursuant to this Agreement will originate of the location of the airport of departure, the departure time, and the registration number of the Aircraft.

      7.    INSURANCE

            Prior to the operating of the Aircraft pursuant to this Agreement, Lessee shall purchase public liability, property damage, liability and hull insurance for the Aircraft. Lessee shall maintain at all times during the term of this Agreement, at no cost or expense to Lessor, single limit public liability and property damage, liability and hull insurance in a minimum amount of Twenty Five Million Dollars ($25,000,000.00) and all such insurance shall name Lessor as an additional insured party and shall waive subrogation rights. The geographic limits set out in such insurance shall include, at a minimum, all territories over which the Aircraft may be operated. The Parties shall not be liable to each other for consequential or incidental damages in connection with this Agreement nor for an insured loss to the Aircraft.

      8.    COMPLIANCE WITH LAWS AND REGULATIONS

            At their own expense, except as otherwise stated herein, Lessors and Lessee shall comply with all laws, orders, and requirements of all governmental entities applicable to them with reference to the use of the Aircraft. Lessors' and Lessee's agents, employees, and invitees shall fully comply with any and all rules and regulations governing the use of the Aircraft. Notwithstanding any other terms of this Agreement, Lessee shall be solely responsible and liable for any and all fines, penalties or forfeitures imposed by any and all governmental entities or agencies for violations of any law, order, regulation or requirement which may occur on any Flight.

      9.    LIENS

            Lessee shall be solely liable for and hereby agrees to discharge promptly any liens, claims, or demands that may attach to the Aircraft in connection with or as a result of Lessee's operation or storage of the Aircraft. However, Lessee shall not be responsible for any liens, claims, or demands resulting from any act or omission of Lessors.

      10.   CORPORATE AUTHORITY

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            The Parties to this Agreement, being corporations, each represent to the other that this Agreement and the transactions contemplated herein and the execution and delivery hereof have been duly authorized by all necessary corporate actions, including, but not limited to, actions on the part of the directors, officers, and agents of the corporation. Furthermore, the Parties represent that all appropriate and necessary corporate actions were taken to authorize the obligations set forth herein.

      11.   GENERAL PROVISIONS

            11.1  APPLICABLE LAW.

                  This Agreement shall be construed and enforced under and in accordance with and shall be governed by the laws of the State of Colorado, and applicable laws of the United States. The Parties agree that venue for purposes of any and all lawsuits, causes of action, or other disputes shall be in Arapahoe County, Colorado.

            11.2  ASSIGNMENT

                  11.2.1 Lessee shall not assign this Agreement without first obtaining the written consent of Lessors, which consent shall not be unreasonably withheld.

                  11.2.2. All provisions of this Agreement shall extend to and bind, or insure to the benefit of each and every one of the representatives, successors and assigns of each Lessor and the Lessee.

                  11.2.3. In the event Lessor should default in any of its obligations to Textron, as that entity is defined in Section 14.2 herein, then, in that event, Lessor shall assign this Agreement, its rights and obligations hereunder, to Textron.

            11.3  WAIVER OF BREACH.

      The waiver by Lessor of any breach of any provision of this Agreement shall not constitute a continuing waiver or a waiver of any subsequent breach of the same or different provision of this Agreement.

            11.4  RIGHTS AND REMEDIES CUMULATIVE.

                  The rights and remedies created by this Agreement are cumulative and the use of any one right or remedy by the Parties hereto shall not preclude or waive their rights to use any or all other remedies. Said rights and remedies are given in addition to any other rights which the Parties may have by law, statute, ordinance, or otherwise.

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            11.5  LEGAL CONSTRUCTION.

                  In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof and this agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

            11.6  COMPLETE AGREEMENT.

                  This Agreement contains the entire agreement of the Parties and there are no representations, inducements, promises, agreements, arrangements, or undertakings, oral or written, between the Parties to this Agreement other than those set forth in this Agreement and that certain Purchase Agreement dated October 19, 2001, all duly executed in writing. No agreement of any kind shall be binding upon either party unless and until the agreement has been made in writing and duly executed by both Parties. Upon execution of this Agreement and that certain Purchase Agreement dated October 19, 2001, by the Parties, all previous agreements, contracts, oral understandings, representations, arrangements, or undertakings of any kind, oral or written, respecting the subject matter of this Agreement are hereby superseded and cancelled and all claims and demands not contained in this Agreement are deemed fully completed and satisfied.

            11.7  AMENDMENT.

                  No amendment, modification, or alteration of the terms hereof shall be binding unless it is in writing, dated subsequent to the date hereof, and signed by the Parties hereto.

            11.8  NOTICES.

                  Notices required to be given to either party under this Agreement shall be considered to have been delivered on the date on which such notice is personally delivered to the other party, or three (3) days after such notice is deposited with the United States Postal Service, first-class, registered or certified mail, return receipt requested, postage prepaid, addressed to the party at the following address:

                        If to Lessors:

                        Global Air Rescue, Inc., and/or
                        Air Response North, Inc.
                        c/o CyberCare, Inc.
                        2500 Quantum Lakes Drive, Ste. 1000
                        Boynton Beach, FL 33426
                        Attn.: President


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                        Attn.: Arthur Kobrin

                        If to Lessee:

                        Global Air Charter, Inc.
                        7211 South Peoria Street, Suite 200
                        Englewood, Colorado 80122
                        Attn: David Cohen

      Either of the Parties may change the address to which notices are to be sent by giving the other party written notice as provided in this Paragraph.

            11.9  ATTORNEYS' FEES.

                  Any signatory to this Agreement who is the prevailing party in any legal proceeding against any other signatory brought under or with relation to this Agreement or this transaction shall be additionally entitled to recover costs of court, reasonable attorneys' fees, and all other costs of litigation, including, but not limited to, deposition, travel, and witness costs, from the non-prevailing party.

            11.10 REPRESENTATIONS.

                  No representations, promises, guarantees or warranties were made to induce either party to execute this Agreement other than those expressly stated in this Agreement.

            11.11 MULTIPLE COUNTERPARTS.

                  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which when taken together shall constitute but one and the same Agreement. In the event a comparison of the multiple agreements reveals that the Agreement contains differences or inconsistencies, then the Agreement which is first executed and signed by the Parties shall be deemed the original Agreement and all other Agreements, although duly signed by the Parties, shall be deemed inferior and subordinate to the first signed Agreement.

            11.12 FURTHER ASSURANCES.

                  The Parties agree that they shall take any and all necessary steps, sign and execute any and all necessary documents or agreements required to implement the terms of this Agreement, and each party hereby agrees to refrain from taking any action, either expressly or impliedly, directly or indirectly, which would have the effect of prohibiting or hindering any other party to this Agreement in its performance of its obligations hereunder.

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            11.13 FORCE MAJEURE.

                  11.13.1 Lessors and Lessee shall not be liable or responsible to each other for any delay, loss, failure, or inability to perform its obligations as described herein which is caused by "force majeure." The term "force majeure" includes but is not limited to acts of God, strikes, acts of a public enemy, wars, mines or other items of ordinance, blockages, public rioting, lightning, fire, hurricanes, floods, storms, explosions, inability to obtain materials, supplies, labor permits, servitudes, or rights of way, acts or restraints of any governmental authority, epidemics, landslides, lightning storms, earthquakes, washouts, arrests, restraints of rulers and peoples, civil disturbances, breakage or accident to machinery or lines of equipment, temporary failures of equipment, freezing of equipment, and any other causes, whether of the kinds specifically enumerated above or otherwise, which are not reasonably within the control of the Parties and which by the exercise of due diligence could not reasonably be prevented or overcome.

                  11.13.2 In the event time limits are not met under this Agreement as a result of "force majeure," the party whose performance is due shall have an extension of the time limit or deadline equal to the number of days for which the "force majeure" condition existed, but not to exceed thirty
(30) days from the date upon which the "force majeure" first manifested. After the "force majeure" condition has ended, the Agreement shall continue under the same operations and circumstances as existed prior to the "force majeure" event.

                  11.13.3 Events reasonably within the control of the respective party shall not constitute "force majeure" and shall be remedied with the exercise of due diligence. The Parties shall use all reasonable means to remove all contingencies affecting the performance of this Agreement as quickly as is reasonably possible. This clause does not relieve any party from its obligations to make any payments of amounts then due for previous work or obligations contemplated and performed under this Agreement, and neither Parties' time for performance shall be extended for any event which is reasonably within the control of such party.

            11.14 NO JOINT VENTURE.

                  Nothing contained in this Agreement shall in any way create any association, partnership, or joint venture relationship between the Parties hereto or be construed to evidence the intention of the Parties to constitute such.

            11.15 CONFIDENTIALITY.

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                  The Parties agree to use commercially reasonable efforts to hold in confidence any information they may gain regarding the other party's security or business plans.

      12.   FLIGHT CREW

            During the term of this Agreement, Lessee shall have sole and exclusive discretion in assigning and utilizing flight crew members qualified under applicable rules and regulations to perform flight operations under this Agreement. Lessee shall be responsible for the providing of and compliance with all chart requirements, weather information, recurrent training requirements, employee benefits, worker's compensation expenses, rules, regulations, bulletins, or other procedures required by the manufacturer of the Aircraft, the Federal Aviation Administration or any other governmental entity having jurisdiction hereof. Nothing shall be construed herein to create or otherwise establish an employer/employee relationship between Lessors and any entity and/or person providing pilot services by reason of this Agreement.

      13.   TAXES

            Each party hereto shall be responsible for any and all taxes or other similar charges incurred by such party in connection with this Agreement, including, without limitation, all income, sales, use, franchise, excise, gross receipts or business personal property taxes, imposed by national, state, municipal or other political subdivision or taxing authority or governmental agency which relate in any way to the ownership and/or operation of the Aircraft, other than those associated with Lessee's operation of the Aircraft hereunder, including, without limitation, income, sales, use, excise, gross receipts, business personal property, franchise, stamp or other taxes, imposts, duties, and charges together with any penalties, fines or interests thereon, which are solely the responsibility of Lessee.

      14.   OPTION TO PURCHASE/FIRST RIGHT OF REFUSAL

            14.1 At any time during the term of this Agreement, with written notice from Lessee to Lessor, and at Lessee's sole and exclusive discretion, Lessor agrees to sell and to deliver to Lessee, all of Lessor's right, title and interest in and to any Aircraft, and all equipment, spare parts, accessories, instruments, components, flight records, maintenance records, manuals, logbooks, diagrams, drawings and data in Lessor's actual or constructive possession (collectively "Aircraft Documents") (all of the foregoing items shall be collectively referred to herein as

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the "Aircraft"). Lessor further agrees and acknowledges that the foregoing represents an unequivocal obligation to sell the Aircraft to Lessee should Lessee elect to exercise its option to purchase the Aircraft.

            14.2 The total purchase price for the Aircraft shall be the "Payoff" amount, to be determined by Textron, Inc. ("Textron"), in United States Dollars, calculated for the month during which Lessee elects to exercise its option to purchase the Aircraft. The payoff amount shall be equal to the amount required to payoff any indebtedness owed by Lessor to Textron, including all principal, interest, and pre-payment penalties, if any, in connection with Lessor's financing and/or acquisition of the Aircraft.

            14.3 Should Lessee elect to purchase the Aircraft, Lessors shall be solely responsible for ensuring that the Aircraft is delivered with all systems, engines and installed equipment in airworthy condition as defined in this paragraph 14.3 herein, and title to the Aircraft purchased, which shall be free and clear of any and all liens, encumbrances and/or claims whatsoever. Further, the Aircraft shall be delivered with the aircraft log books (original and complete), engine covers, loose equipment, maintenance records, 337 records, STC and component overhaul documentation, wiring diagrams, manuals, accessories, spare parts, and all other ancillary parts and equipment associated with the Aircraft, which Lessors have in their actual or constructive possession or are required by applicable laws to possess and maintain. "Airworthy condition" and "airworthiness" in connection with this Agreement means, without limitation, that the Aircraft has a current and valid Certificate of Airworthiness issued by the Federal Aviation Administration, that the Aircraft and the Engines are in compliance with all maintenance and inspection requirements of the Federal Aviation Administration and the Aircraft manufacturer, including Airworthiness Directives and mandatory Service Bulletins that have been issued with respect to the Aircraft and the Engines, that no airworthiness discrepancies exist that require rectification prior to the Aircraft and the Engines being returned to service by Lessee, that the Aircraft and the Engines meet the respective manufacturer's minimum requirements for airworthiness per the manufacturer's maintenance manuals, and that the Aircraft and the Engines meet the manufacturer's required inspection criteria as defined by the appropriate factory inspection procedures manuals.

            14.4 Should Lessee elect to purchase the Aircraft, Lessor will use commercially reasonable efforts to transfer any ancillary operational or maintenance related contracts to Lessee, paid to delivery date (e.g. computerized aircraft maintenance programs, for example but without limitation any applicable manufacturer's

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maintenance program applicable to the Aircraft), as well as any pilot and/or maintenance training programs of any kind. Any and all subscription services related to equipment installed on the Aircraft, such as electronic database updates, and maintenance plans of any kind, etc., will be paid by Lessor to delivery date and thereafter transferred to Lessee. All warranties which are in existence and assignable shall then also be assigned to Lessee.

            14.5 Lessor may elect to sell the Aircraft to a third party purchaser (the "Third Party") during the term of this Agreement. Following Lessor's acceptance of an offer from a Third Party, Lessor may not make any sale of the Aircraft or its interest therein, or any rights relating thereto, without Lessor first offering the Aircraft to Lessee on the same terms and conditions as those offered to and accepted by the Third Party and the Lessors. Such terms and conditions shall include a proposed purchase price equal to or in excess of the Payoff amount for the Aircraft proposed to be sold. Such offering to the Lessee shall be in writing and shall be subject to acceptance for no more than thirty (30) days from the date of receipt of the offer by Lessee. Should Lessee decline to exercise its right to accept the offer, Lessor shall have the option to sell the Aircraft to the original proposed Third Party; provided, however, that such sale is on the same terms and conditions as originally offered to such Third Party and to Lessee. Any attempted sale made in violation of this Agreement shall be null and void, and the party to whom any prohibited sale is made shall not be entitled to have an FAA Bill of Sale recorded with the FAA.

      15.   REPRESENTATIONS AND WARRANTIES OF LESSORS

            Lessors hereby represents and warrants as follows:

            15.1 Lessors represents that they are the owners of the Aircraft and are authorized to lease and to convey title to the Aircraft, and that, should Lessee elect to purchase the Aircraft, that the execution and delivery of an FAA Bill of Sale shall convey to Lessee good and marketable title to the Aircraft, free and clear of any and all liens and encumbrances of any kind.

            15.2 Lessors are corporations organized and validly existing under the laws of the states of Florida and Delaware, possessing perpetual existence, having the capacity to sue and be sued in their own name, has full power, legal right and authority in all respects to carry on their business as currently conducted, and to execute, deliver and perform and observe the provisions of this Agreement.

            15.3 The execution, delivery, and performance by Lessors of this Agreement have been duly authorized by all necessary actions of any legal entity on behalf of Lessors and do not conflict with or result in any

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

breach of any of the terms or constitute a default under any document, instrument, or agreement to which Lessors are a party.

            15.4 This Agreement constitutes the legal, valid, and binding obligations of Lessors enforceable against Lessors in accordance with its terms.

      16.   REPRESENTATIONS AND WARRANTIES OF LESSEE

            Lessee hereby represents and warrants as follows:

            16.1 Lessee is a corporation organized and validly existing under the laws of the state of Florida, possessing perpetual existence, having the capacity to sue and be sued in its own name, has full power, legal right and authority in all respects to carry on its business as currently conducted, and to execute, deliver and perform and observe the provisions of this Agreement.

            16.2 The execution, delivery, and performance by Lessee of this Agreement have been duly authorized by all necessary actions of any legal entity on behalf of Lessee and do not conflict with or result in any breach of any of the terms or constitute a default under any document, instrument, or agreement to which Lessee is a party.

            16.3 This Agreement constitutes the legal, valid, and binding obligations of Lessee enforceable against Lessee in accordance with its terms.

      17.   EXECUTION

      This Agreement is signed, accepted and agreed to by the Parties by and through the Parties or their agents or authorized representatives. The Parties hereby acknowledge that they have read and understood each provision, term, and obligation contained in this Agreement. This Agreement, although drawn by one party, shall be construed fairly and reasonably and not more strictly against the drafting party than the non-drafting party. The Parties further acknowledge that they have executed this legal document voluntarily and of their own free will.

      18.   TRUTH IN LEASING

            18.1 The Aircraft has been maintained and inspected pursuant to the provisions of Federal Aviation Regulations Parts 43, 91 and/or 135, 14 C.F.R. Sections 43, 91 Subpart E, and 135, during the twelve (12) months preceding the execution of this Agreement. In contemplation of and pursuant to the provisions of this

Agreement, the Aircraft shall be brought into compliance with or continue to be maintained in accordance with the applicable maintenance and inspection requirements of 14 C.F.R. Sections 91 and/or 135.

            18.2 The person/entity responsible for operational control of the Aircraft while operating under the provisions of 14 C.F.R. Sections 91 and/or 135 ET. SEQ. pursuant to this Agreement is:

                        Global Air Charter, Inc.
                        7211 South Peoria Street, Suite 200
                        Englewood, Colorado 80122
                        Attn: David Cohen

            18.3 The entity identified in preceding paragraph 18.2 is responsible for operational control of the Aircraft under this Agreement; and further certifies and understands that it is responsible for compliance with all applicable Federal Aviation Regulations.

            18.4 An explanation of factors bearing on operational control and pertinent Federal Aviation Regulations can be obtained from the nearest Federal Aviation Administration Flight Standards District Office.













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

      IN WITNESS WHEREOF,

      The Parties hereto have executed this Master Aircraft Lease Agreement with Option to Purchase to be effective as of the Effective Date.

      LESSORS

      GLOBAL AIR RESCUE, INC.

      By: /s/ Arthur Kobrin
         ------------------------------

      Print: Arthur Kobrin
            ---------------------------

      Title: President
            ---------------------------

      Date: 9-30-01
           ----------------------------

      AIR RESPONSE NORTH, INC.

      By: /s/ Arthur Kobrin
         ------------------------------

      Print: Arthur Kobrin
            ---------------------------

      Title: President
            ---------------------------

      Date: 9-30-01
           ----------------------------


      LESSEE

      GLOBAL AIR CHARTER, INC.

      By: /s/ Dennis Rommel
         ------------------------------

      Print: Dennis Rommel
            ---------------------------

      Title: President
            ---------------------------

      Date: 9-30-01
           ----------------------------







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